EXHIBIT 99.1

Investor Relations

4/2/2006

Measurement Specialties Enters High-Precision Temperature Market with Acquisitions of BetaTHERM Sensors and YSI Temperature

Frank Guidone, CEO - 973 808-3020 Aimee Boutcher - 973 239-2878

Hampton, Virginia, April 3, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today it has entered into agreements to acquire two companies in the field of high-precision temperature sensing for an aggregate purchase price of $52 million. To finance the transactions, the Company expanded its current credit facility with GE Commercial Finance, JP Morgan Chase Bank and Wachovia Bank, from $35 million to $75 million.

Measurement Specialties announced it has signed a definitive agreement to acquire the capital stock of BetaTHERM Sensors, a temperature sensor company headquartered in Galway, Ireland, for $38 million ($35 million in cash at close, $2 million deferred payments and $1million in MEAS shares). Established in 1983, BetaTHERM designs and manufactures precision thermistors and custom probes used for temperature sensing in aerospace, biomedical, automotive, industrial and consumer goods applications.

Measurement Specialties also announced it has signed a definitive agreement to acquire the capital stock of YSI Temperature, a division of Yellow Springs, Ohio-based YSI Incorporated, which also manufactures thermistors and custom probes, for $14 million in cash. YSI Temperature is a leader in the high-precision temperature market, focusing on engineered solutions for medical/healthcare, aerospace and industrial applications.

The combined acquisitions will establish the basis of a newly formed Temperature product line within MEAS. The group will focus on high-precision, application engineered solutions. For the 12 months ended March 31, 2006, the group will have combined annual proforma sales of approximately $36 million, and will generate approximately $7.5 million in proforma earnings before interest, taxes, depreciation and amortization (EBITDA). The Company anticipates closing both transactions on or before Tuesday.

“I am extremely pleased to announce the acquisitions of BetaTherm and YSI Temperature,” commented Frank Guidone, Company CEO. “Temperature sensing is the most commonly measured physical characteristic, and has been a gap in our portfolio. The combined strength of BetaTHERM and YSI Temperature will make MEAS a formidable player in the high-precision market. Strong synergies between both companies, as well as with MEAS, make this a very strategic addition. Both companies are financial stable, and we anticipate the new product line to be immediately accretive to earnings.”

Terence Monaghan, BetaTHERM CEO added, “The BetaTHERM team is delighted to be joining MEAS. The strength of its position in the sensor industry, coupled with its global resources, will significantly enhance BetaTHERM and our ability to set the standard in the customised, high-precision temperature marketplace.”

YSI Inc. President and CEO Rick Omlor stated, “After closely examining our portfolio and strategically reviewing key product lines, we recognized that what we do best is instrumentation, systems, and services. As such YSI’s strongest growth opportunities are in the environmental business, where we have chosen to dedicate the necessary investments in new technology and acquisitions. Also we concluded that the interests of our temperature components group would be better served with a company like Measurement Specialties, which can grow and invest in this business.”

The Company will host a teleconference to discuss the transactions and financing agreement on Tuesday, April 4, 2006 at 4:15 PM (Eastern Time). To participate please dial (800) 230-1951. International callers should dial (612) 332-0932. Interested parties may also listen via the Internet at: www.investorcalendar.com. The call will be available for replay for 30 days through AT&T by dialing (800) 475-6701 (US dialers) or (320) 365-3844 (international callers), then entering access code 824990, or at www.investorcalendar.com, or on the company’s website at www.meas-spec.com.

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, force, vibration, position, humidity, temperature and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases “should”, "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating acquired businesses; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.